Exhibit 23.1
CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-166258) of Chatham Lodging Trust of our report dated October 27, 2010 relating to the financial statements of New Roc Hotels, LLC, which appears in the Current Report on Form 8-K/A of Chatham Lodging Trust dated October 27, 2010.
/s/ DeLeon & Stang
Gaithersburg, Maryland
October 27, 2010